Exhibit 99.1

December 22, 2023

VIA EMAIL

Focused Compounding Fund, LP

3828 Oak Lawn Ave, Suite 1000

Dallas, Texas 75219

Attn: Andrew Kuhn

Andrew@focusedcompound.com

Re: Response to your letter to the Board of Parks! America, Inc. dated December 18, 2023

Dear Mr. Kuhn,

We have received the letter dated December 18, 2023 sent on behalf of Focused Compounding Fund, LP (“Focused’) outlining Focused’s proposed terms for a standstill and the potential composition of the Board of Directors (the “Board”) of Parks! America, Inc. (the “Company”). The letter has been shared with our full Board.

We appreciate this opportunity to continue our dialogue with you and Focused. We are committed to maximizing value for all shareholders, and the Board wants to reiterate that we are open to a constructive dialogue.

It is essential to clarify that our fiduciary duties are to safeguard the interests of shareholders. While the Board desires to maintain the independence of our directors, it is willing to engage Focused in constructive dialogue that benefits all shareholders.

We value the chance to discuss matters of mutual interest. Please respond in writing to the Board to schedule a meeting.

Sincerely,

Lisa Brady

President and CEO

Parks! America, Inc.

P.O. Box 1197 • 1300 Oak Grove Road • Pine Mountain • Georgia • 31822-1197

Phone (706) 663-8744 • www.animalsafari.com